Exhibit (a)(1)(v)

Notice of Withdrawal of Tender

Regarding Shares in Crescent Private Credit Income Corp.

Tendered Pursuant to the Offer to Purchase

Dated November 26, 2025

The Offer and withdrawal rights will expire on December 24, 2025 and this Notice of Withdrawal must be received by

the Company’s Transfer Agent or Custodian by 11:59 p.m.,

Eastern Time, on December 24, 2025, unless the Offer is extended.

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL REPRESENTATIVE.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Company Name:
Account #:
Account Name/Registration:
Social Security Number:
Email Address:

The undersigned represents that the undersigned is the beneficial owner of the common shares in the Company, par value $0.01 per share, to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing stockholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date